PRUCO LIFE INSURANCE COMPANY

PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUDENTIAL PREMIER® INVESTMENT VARIABLE ANNUITY

Supplement dated May 13, 2015
To
Prospectuses dated April 27, 2015

This Prospectus Supplement (this “Supplement”) should be read and retained with the prospectus for the Prudential Premier® Investment Variable Annuity.  If you would like another copy of the current prospectus, please call us at 1-888-PRU-2888, or visit www.prudentialannuities.com.

The Tax Efficient Annuity Benefit Payout Option described in the Prudential Premier® Investment Variable Annuity Prospectus dated April 27, 2015 is currently not available and will not be part of your annuity contract when it is issued.

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